Exhibit 10.2

                              COMMITMENT AGREEMENT

RECITALS

COMMITMENT AGREEMENT entered into this 12th day of January 2010 by and between Casey Container, Corp, ("Casey"), and Taste of Aruba (US), Inc. ("TOA").

WHEREAS, Casey is a newly formed company seeking customers for its products, namely, biodegradable plastic bottle pre-forms (the "Product");

WHEREAS, Casey desires to sell Product to TOA for a term of no less than five years ("Term");

WHEREAS, TOA agrees to enter into a separate Product Purchase Agreement ("PPA") with the Casey;

WHEREAS, in consideration for TOA's commitment, Casey shall pay TOA with its restricted common stock to be issued upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. COMMITMENT

TOA agrees to purchase Product from Casey by entering into a separate PPA with Casey within 90 days of the date of this Agreement. As part of the pending PPA, TOA agrees to purchase no less than $37,750,000 of Product from Casey during the Term of the pending PPA.

2. CONSIDERATION

In consideration of TOA's commitment, Casey hereby agrees to compensate TOA by issuing one share of its restricted common stock for every two shares held by TOA's shareholders of record as at January 31, 2010. Shareholders holding odd numbers of shares will be rounded down. Casey further agrees to issue the shares directly to TOA shareholders within 10 days of completion of the PPA. TOA will provide Casey with a certified shareholders list from the said record date of January 31, 2010. The number of shares represented by this agreement shall not exceed 20,000,000.

TOA acknowledges and agrees to inform its shareholders that this issuance may constitute taxable compensation and that any tax liability related thereto shall be the responsibility of TOA's shareholders. In this regard, Casey will issue to the shareholders of TOA the proper tax form with the value of the shares being determined based upon the price of Casey's stock as of the date of this Agreement, which is par value of $0.001 price per share.
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3. SEVERABILITY

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

4. TERMINATION.

This Agreement may be terminated in writing with the signatures of both TOA and Casey. Unless so terminated, this Agreement shall remain in effect until the completion of the PPA and Compensation is received.

5. MISCELLANEOUS

This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of Arizona.

IN WITNESS WHEREOF, the parties hereto have executed this Commitment Agreement as of the date and year first above written.

Taste of Aruba (US) Inc.:


/s/ Alan M Smith
-------------------------------
Alan M Smith, President & CEO


Casey Container, Corp.:

/s/ James T. Casey
-------------------------------
James T. Casey, President & COO

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